Exhibit 99.2

AMENDMENT NO. 5 TO

2022 EQUITY INCENTIVE PLAN OF

KARYOPHARM THERAPEUTICS INC.

In accordance with Section 12(d) of the 2022 Equity Incentive Plan (the “Plan”) of Karyopharm Therapeutics Inc. (the “Company”), the Plan is hereby amended, effective as of the date of approval by the Board of Directors of the Company, as follows (all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Plan):

1. Section 4(a)(1)(A) of the Plan be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

5,406,666 shares of Common Stock; and

2. Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.

* * *

Approved by the Board of Directors on May 22, 2026

Approved by the Stockholders on ______ __, 202__*

*

If stockholder approval is not obtained on or prior to May 31, 2027, then the shares subject to this Amendment shall terminate and shall cease to be available under the Plan; provided, however, that if stockholders approve a lesser number of shares on or prior to May 31, 2027, then the amount listed above shall be reduced to reflect the approval of such lesser number of shares.